Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-167807 November 14, 2012

Gold Investment Strategies - iShares

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For more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)


iAU

Gold

Gold Overview | Diversifcation Benefits | Investment Strategies

Investment Strategies

Gold is a potential "safe haven"

Gold has historically maintained its value during times of economic or political uncertainty. Investors have often retreated to gold when equity markets are struggling. Gold has exhibited positive performance during four of the five worst quarters of the S&P 500 Index's performance since 1973. In addition, gold exhibited positive performance during seven of the ten worst quarters in the S&P 500 Index's performance since 1973*.

Gold performance during down markets


Gold quarterly return
S&P 500 Index quarterly return
Q3 1974
-26.1%
4.7%
Q4 1987
-23.2%
5.4%
Q4 2008
-22.6%
-1.7%
Q3 2002
-17.8%
1.6%
Q3 2001
-15.0%
8.3%
-30%
-24%
-18%
-12%
-6%
0%
6%

*Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix. Index and gold spot returns are for illustrative purposes only and do not reflect any fees or transaction costs. One cannot invest directly in an index or benchmark. Past performance does not guarantee future results.

ETF in Focus

IAU iShares Gold Trust
See IAU Product Details

Exchange Traded Liquidity

10-Day Average Trading Volume as of 11/12/2012	8,450,328

Low Cost

Sponsor's Fee	0.25%

Exposure to Gold

The Trust holds fully allocated gold daily, and does not allow issuance of shares on unallocated amounts.

Minimum Investment

Shares	1

See iShares IAU Product Details »

The Commodity Conundrum

Can Commodities Stay Strong Without Inflation?
This material must be preceded or accompanied by a prospectus for the iShares Gold Trust, iShares Silver Trust and the iShares S&P GSCI Commodity-Indexed Trust.


Unaccounted
Jewelry
Central Banks
Private Investment
Other Manufacturing

Investing in Gold (pdf)

Many factors have increased interest in gold as both a short- and long-term investment

Gold Investment Strategies - iShares

Related Resources

Insights into Investing in

Gold

Whitepaper: 12 pages

iShares Gold Trust FAQ

Brochure: 8 pages

iShares Gold Trust Fact

Sheet (IAU)

Fact Sheet: 2 pages

iShares Gold Trust

Prospectus (IAU)

Prospectus: 46 pages

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Disclosures

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iShares Gold Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

Shares of the Trust are intended to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i)

Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers.

Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the Trust due to sales of gold necessary to pay the sponsor’s fee and trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so.

There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the

Trust will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by Trust losses that, if the Trust had been actively managed, might have been avoidable.

Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance

Corporation or any other governmental agency.

Gold Investment Strategies - iShares

The sponsor of the trust is iShares Delaware Trust Sponsor LLC (the “Sponsor”). BlackRock Investments, LLC (“BRIL”), assists in the promotion of the Trust. The Sponsor and BRIL are affiliates of BlackRock, Inc.

Although shares of the iShares Gold Trust may be bought or sold on the secondary market through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called “Baskets”. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee of the Trust may purchase or redeem Baskets.

© 2000-2012 BlackRock. All rights reserved. iShares® and BlackRock® are registered trademarks of BlackRock. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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